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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and "Selected Financial Data" and to the use of our report dated April 2, 1999 (except for Note 8, as to which the date is October 19, 1999) with respect to the financial statements of ZapMe! Corporation as of December 31, 1997 and 1998, and for the period June 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, in the Registration Statement (Form S-1), as amended, and the related Prospectus of ZapMe! Corporation for the registration of shares of its common stock.

Walnut Creek, California                                   /s/ ERNST & YOUNG LLP
October 19, 1999